Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Genius Brands International, Inc. of our report dated March 30, 2016 relating to our audit of the December 31, 2015 consolidated financial statements, which appears in the Annual Report on Form 10-K of Genius Brands International, Inc. for the year ended December 31, 2015 referenced in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Haynie & Company

Haynie & Company

Salt Lake City, Utah

November 20, 2017